                                                                      EXHIBIT 12


                        ITT CORPORATION AND SUBSIDIARIES
             CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                              (MILLIONS OF DOLLARS)


                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                                 ---------------
                                                                 1997      1996
                                                                 -----     -----
Earnings:
Net Income ..................................................    $  80     $  20
Add:
  Adjustment for undistributed equity earnings and losses (a)       (3)       --
  Income taxes ..............................................       57        15
  Minority equity in net income .............................       (1)       (1)
  Amortization of interest capitalized ......................        1         1
                                                                 -----     -----
                                                                   134        35
                                                                 -----     -----
Fixed Charges:
  Interest and other financial charges ......................       61        83
  Interest factor attributable to rentals (b) ...............        6         7
                                                                 -----     -----
                                                                    67        90
                                                                 -----     -----
Earnings, as adjusted .......................................    $ 201     $ 125
                                                                 =====     =====

Fixed Charges:
  Fixed charges above .......................................    $  67     $  90
  Interest capitalized ......................................        4         1
                                                                 -----     -----
  Total fixed charges .......................................    $  71     $  91
                                                                 =====     =====

Ratio:

  Earnings, as adjusted, to total fixed charges .............     2.83      1.37
                                                                 =====     =====

Notes:

a) The adjustment for undistributed equity earnings and losses represents the elimination from income of both undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals consists of one third of rental charges, deemed by the Corporation to be representative of the interest factor inherent in rents.